Filed Pursuant to Rule 424(b)(7)
Registration No. 333-197047

PROSPECTUS SUPPLEMENT NO. 6

(To Prospectus dated July 16, 2014)

6,720,443 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated July 16, 2014 of Silvercrest Asset Management Group Inc. relating to the sale by certain selling stockholders of up to 6,720,443 shares of Class A common stock, $0.01 par value per share, of which 4,705,449 shares are issuable upon exchange of Class B units of Silvercrest L.P. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 of the prospectus dated July 16, 2014, and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016, to read about factors you should consider before buying our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 5, 2018.

The information in the table appearing under the caption “Selling Stockholders” in the prospectus dated July 16, 2014 is modified by replacing the Estate of G. Moffett Cochran as a selling stockholder with the persons identified in the table below.

	Beneficial Ownership Prior to this Offering(1)					Beneficial Ownership After this Offering(1)(2)
Name and Address of Selling Stockholder(3)	Number of Shares of Class A Common Stock (Column A)	Number of Shares of Class B Common Stock (Column B)	Percentage of Class A Common Stock (Column C)	Percentage of Class B Common Stock (Column D)	Number of Shares of Class A Common Stock that may be sold in the offering (Column E)	Number of Shares of Class A Common Stock (Column F)	Number of Shares of Class B Common Stock (Column G)	Percentage of Class A Common Stock (Column H)	Percentage of Class B Common Stock (Column I)
Marital Trust under Article 7th of the Will of G. Moffett Cochran	898,153	—	11.0%	—	898,153	—	—	—	—
NonMarital Trust under Article 8th of the Will of G. Moffett Cochran	20,000	—	0.2%	—	20,000	—	—	—	—

*	Less than one percent.
1)	Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Unless otherwise noted, each person or group identified, possess sole voting and investment power with respect to the shares. In calculating the number of shares beneficially owned by each selling stockholder prior to and after this offering, we have based our calculations on 8,131,220 shares of Class A common stock and 5,070,219 shares of Class B common stock, each outstanding as of October 30, 2017.
2)	Assumes the sale of all shares of Class A common stock held by the selling stockholder registered pursuant to the registration statement of which this prospectus forms a part.
3)	The address for the selling stockholder is c/o Silvercrest Asset Management Group Inc., 1330 Avenue of the Americas, New York, New York 10019. The trustees of each selling stockholder are L. Price Blackford, Hamilton E. James and H.C. Stuart Cochran. The address for each trustee is c/o Silvercrest Asset Management Group Inc., 1330 Avenue of the Americas, New York, New York 10019.

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